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                                                                   Exhibit 10.25

                                                   (AVANIR PHARMACEUTICALS LOGO)

June 13, 2005

                                                         PERSONAL & CONFIDENTIAL

VIA COURIER

Keith Katkin

Dear Keith:

Based on our recent conversations, I am delighted to present you with a definitive offer to join AVANIR Pharmaceuticals. The terms of this offer are set forth below:

TITLE AND RESPONSIBILITIES

Your position, title and responsibilities will be of those appropriate for SENIOR VICE PRESIDENT, SALES & MARKETING, reporting to the President and Chief Executive Officer.

START DATE / RESPONSE DATE

The anticipated start date is June 20, 2005 but shall be no later than June 30, 2005 (the "Commencement Date"). Please consider this offer and respond by Wednesday, June 15, 2005.

COMPENSATION

Base Salary   Your starting base salary will be $22,500 per month (an annual rate of $270,000), or such higher amount as the Compensation
              Committee of the Board of Directors may determine from time to time ("Base Salary"), payable in accordance with the Company's regular payroll practices.

Bonus In addition to the Base Salary, you will be eligible for the following bonus compensation:

                 i. A bonus equal to 30% of the Base Salary, which shall be payable in October 2005 and shall be prorated from the Commencement Date through September 30, 2005.

                 ii. An annual target bonus equal to 30% of the Base Salary, which is payable in October 2006 and annually thereafter, provided that the actual bonus may be higher or lower than the target amount, depending on the Employee's satisfaction of performance criteria established by the Compensation Committee of the Board and the Company's overall performance.

Options You will be granted the following equity awards as additional compensation:

                 i. On the Commencement Date, you will be awarded an option grant of 300,000 shares of Class A common stock, with an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, subject to a four-year vesting schedule (25% vesting one year after the grant and the remainder vesting in 12 equal installments on a quarterly basis thereafter) and otherwise subject to the terms and conditions of the Company's equity incentive plans.

                 ii. After one year of service, you will be eligible for an annual target option grant of 75,000 shares of Class A common stock, with an exercise price equal to 100% of the


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                 fair market value of the underlying shares on the date of
                 grant, subject to a four-year vesting schedule (25% vesting one year after the grant and the remainder vesting in 12 equal installments on a quarterly basis thereafter) and otherwise subject to the terms and conditions of the Company's equity incentive plans. The size of the option grants will be established by the Compensation Committee and may be larger or smaller than the target size, depending on your satisfaction of performance criteria established by the Compensation Committee and the Company's overall performance.

                 The Compensation Committee ordinarily assesses performance and makes option grants following the end of each fiscal year (i.e., in October of each year). If your annual option grant is to be made in October of each year, the Compensation Committee will make an appropriate adjustment to compensate for the fact that your first annual option award would be made more than 12 months after the Commencement Date.

                 Additionally, the Compensation Committee may elect to grant other types of equity-based awards, such as restricted stock or restricted stock units, in lieu of the annual option grants described above. If the Compensation Committee makes such an award, the number of shares you are to receive under this offer letter will be appropriately adjusted (e.g., one share of restricted stock for each three option shares).

Relocation    We will reimburse you for your reasonable documented relocation expenses from the San Francisco Bay Area to San Diego County, subject to a $150,000 cap. Additionally, we will provide you, or reimburse you for, temporary housing in San Diego County for up to 90 days from the Commencement Date, or such longer period of time as we may mutually agree upon. All of the payments described in this paragraph will be subject to full gross-up of required taxes and such will be paid by the Company.

BENEFITS AND EXPENSES

As an AVANIR employee you will be eligible for all other customary employee benefits relating to health insurance, life insurance, disability insurance, etc., the details of which you can obtain once you have started your employment. In addition, all travel and other reasonable business expenses incurred by you in the performance of your duties will be reimbursed to you.

Additionally, as a member of AVANIR's senior management team, you will be offered the Company's standard Retention Agreement, which provides certain severance benefits in the event that your employment is terminated following a change in control of the Company. The Retention Agreements are considered annually for renewal by the Compensation Committee and you will be entitled to the same change in control severance benefits as other officers of the Company so appointed by the Board of Directors.

In addition, if the Company terminates your employment without Cause or you Resign for Good Reason (each as defined in the Retention Agreement) in either case within one month prior to or 12 months after a Change of Control (as defined in the Retention Agreement), then, subject to your entering into and not revoking the Company's standard form of release of claims in favor of the Company, the vesting of all of your unvested stock option shares will be accelerated in full so as to vest as of the date of termination, and you will have 90 days to exercise all those stock option shares that have vested as of the date of termination.

OTHER ITEMS


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Employment with AVANIR Pharmaceuticals is considered "at will", meaning it is for an unspecified period of time and that the employment relationship may be terminated by yourself or by AVANIR Pharmaceuticals at any time, with or without cause. Nothing in the Retention Agreement will modify this at will employment relationship.

You will be required to devote your full time, attention, energy and skills to the Company during the period you are employed under this Agreement. During your employment, you may not, directly or indirectly, either as an employee, employer, consultant, corporate officer or director, investor, or in any other capacity, engage or participate in any business that is in competition with the business of Avanir, unless such participation or interest is fully disclosed to the Company and approved by the Board.

This offer of employment is conditioned upon the execution of our Proprietary Information and Inventions Agreement ("Inventions Agreement"). This offer is further conditioned upon the execution by you of such standard agreements that the employees of AVANIR Pharmaceuticals customarily are requested to sign. These documents will be made available to you on or about your start date of employment.

Finally, the U.S. Immigration and Naturalization Service (INS) requires completion by you of their form I-9. You are required to show proof of eligibility to work in the United States.

This offer, the Retention Agreement and the Inventions Agreement constitute the entire agreement between you and Avanir with respect to the terms of your employment and, by signing below, will supersede all prior and contemporaneous negotiations, agreements and understandings between you and Avanir, whether oral or written. Any amendments to this agreement shall be in writing and signed by both parties.

In closing, we are delighted to offer you a position to join us in our growing company. I am confident that with your experience, knowledge, and dedication, we will work together to achieve the continued success of AVANIR.

                                        Respectfully,
                                        Avanir Pharmaceuticals,


                                        By: /s/ Charles Mathews
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                                            Charles Mathews
                                            Chairman, Board of Directors


Acceptance of Offer:


/s/ Keith Katkin                       6/14/2005
------------------------------------   Date

Start Date: Per contract


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